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Exhibit 10.005

CONFIDENTIAL	REDACTED VERSION

[***] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

DATED	23 DECEMBER 2003
INTERCITY PHARMA LIMITED	(1)
and
EVANS VACCINES LIMITED	(2)
AGREEMENT FOR LEASE relating to Unit 5A Boulevard Industry Park Halewood Merseyside
Hammonds Trinity Court 16 John Dalton Street Manchester M60 8HS DX 14347 Manchester 1 Telephone +44 (0)870 839 0000 Fax +44 (0)870 839 5001	www.hammonds.com
Reference SG2/INT.292-1

CONTENTS

1	INTERPRETATION	1
2	DEFINITIONS	1
3	BUILDING CONTRACT PROFESSIONAL APPOINTMENTS AND WARRANTIES	6
4	THE PROFESSIONAL TEAM	7
5	THE CONTRACTOR	7
6	EXECUTION OF THE BUILDING WORKS	9
7	DAMAGES	10
8	DEVELOPERS VARIATIONS	11
9	BIO WORKS	11
10	PERMITTED TENANT'S VARIATIONS	14
11	INSPECTION	15
12	ACCESS DATE AND PRACTICAL COMPLETION	16
13	MEASUREMENT AND RENT	17
14	TENANT'S WORKS	18
15	ACCESS FOR TENANT'S WORKS	19
16	RENT	21
17	THE GRANT OF THE LEASE AND LICENCE TO COMPLETE THE BIO WORKS	21
18	INSURANCE	22
19	NO ASSIGNMENT OF THIS AGREEMENT EXCEPT TO A FUND	23
20	OCCUPATION PRIOR TO COMPLETION OF THE LEASE	23
21	TITLE	24
22	REGISTRATION OF NOTICE	25
23	NON MERGER	25
24	DEFECTS LIABILITY PROVISIONS	25
25	PROVISO FOR RE-ENTRY	26
26	NOTICES	26
27	NO RESTRICTIONS ON ADJOINING LAND	27
28	VAT	27
29	DISPUTES	27
30	LIMITATION OF DEVELOPER'S LIABILITY	28
31	THE EMPLOYER'S REPRESENTATIVE AND THE TENANT'S SURVEYOR	28
32	LIMITATION OF SUCCESSORS IN TITLE'S LIABILITY	28

i

33	INTEREST	28
34	NO REPRESENTATIONS	28
35	ENTIRE AGREEMENT	28
36	THIRD PARTIES	28
37	MUTUAL CO-OPERATION	29
38	CONFIDENTIALITY	29
39	STANDARD CONDITIONS	29
40	JURISDICTION	29
41	OPERATION OF THIS DEED	29
42	STAMP DUTY	29
SCHEDULE 1 ACCESS CRITERIA	30
SCHEDULE 2 PRE-CONDITIONS	31

ii

DATE OF AGREEMENT FOR LEASE	23 DECEMBER 2003

PARTIES

(1)
INTERCITY PHARMA LIMITED (Company Number 4703226) whose registered office is at The Customs House 7 Union Street Liverpool L3 9QX ("Developer")

(2)
EVANS VACCINES LIMITED (Company Number 03970089) whose registered office is at Florey House Robert Robinson Avenue Oxford Oxfordshire OX4 4GA ("Tenant")

IT IS AGREED THAT:

1
INTERPRETATION

  In this Agreement unless the context otherwise requires:

1.1
words importing any gender include every gender;

1.2
words importing the singular number only include the plural number and vice versa;

1.3
words importing persons includes firms, companies and corporations and vice versa;

1.4
any reference to an Act of Parliament includes any statutory modification or re-enactment thereof for the time being in force and any instrument, order, plan, regulation, permission or direction for the time being made, issued or given thereunder or deriving validity therefrom;

1.5
unless expressly stated to the contrary the expression "this Agreement" includes any document supplemental to or collateral with this document;

1.6
the index to this Agreement and the clause headings in this Agreement are for ease of reference only and shall not affect the construction or interpretation of this Agreement;

1.7
where any obligation is undertaken by two or more persons jointly those persons shall be jointly and severally liable in respect of that obligation;

1.8
any reference to a clause or appendix is a reference to the relevant clause in or appendix to this Agreement;

2
DEFINITIONS

  In this Agreement the following expressions shall have the following meanings:

  "Access Criteria" means the criteria specified in Schedule 1.

  "Access Date" means the date upon which the Employer's Representative shall certify that Zones 1, 2 and 3 have reached such a state of readiness as to enable the Tenant to have exclusive occupation thereof for the purpose of carrying out the Tenant's Works provided that the Employer's Representative shall not issue such certificate unless and until the Access Criteria in respect of the above are satisfied and "Access Certificate" shall be construed accordingly.

  "Access Drawings" means the drawings annexed hereto at Appendix F.

  "Architect" means Austin Smith: Lord of 5-6 Bowood Court Calver Road Warrington Cheshire WA2 8QZ or such other architect as shall be appointed by the Developer for the Basebuild Works in accordance with the terms of this Agreement.

  "Basebuild Works" means that part of the Building Works described in the Basebuild Specification.

  "Basebuild Specification" means the specification annexed hereto as part of Appendix B and labelled "Basebuild Specification".

  "Bio Specification" means the outline specification annexed hereto as part of Appendix B and labelled "Bio Specification" and (in due course) the Bio Specification provided to the Developer pursuant to clause 9.3 or (if applicable) prepared by the Developer pursuant to clause 9.9.

  "Bio Works" means that part of the Building Works described in the Bio Specification.

  "Bio Programme" means the programme for the Bio Works to be provided by the Tenant with the Bio Specification and approved by the Developer in accordance with Clause 9.

  "Bio Contract" means the contract for the Bio Works.

  "Bio Contractor" means the contractor for the Bio Works appointed by the Developer pursuant to this Agreement.

  "Bio Contractor's Price" means the Bio Contractor's price for carrying out the Bio Works provided by the Tenant to the Developer pursuant to clause 9.3.

  "Building" means the building to be constructed on the Premises as part of the Building Works pursuant to this Agreement.

  "Building Contract" means the building contract or contracts for the carrying out and completion of the Basebuild Works attached at Appendix G hereto.

  "Building Works" means the works of constructing the Scheme as more particularly described in the Specification.

  "Certificate of Practical Completion of the Basebuild Works" means the certificate to be issued by the Employer's Representative certifying that the Basebuild Works have been practically completed in accordance with the terms of the Building Contract.

  "Certificate of Practical Completion of the Bio Works" means the certificate to be issued by the Employer's Representative in respect of the Bio Works certifying that the Bio Works have been practically completed in accordance with the Bio Contract.

  "Certificate of Practical Completion of the Building Works" means the certificate to be issued by the Employer's Representative certifying that the Building Works have been practically completed in accordance with the terms of both the Building Contract and the Bio Contract as appropriate and "Practical Completion" shall be construed accordingly.

  "Certificate of Sectional Completion" means the certificate to be issued by the Employer's Representative certifying that Zones 1 2 and 3 have been practically completed in accordance with the terms of the Building Contract.

  "Certificate(s) of Making Good Defects" means a notice issued by the Employer's Representative pursuant to the Building Contract and/or the Bio Contract (as the case may be) that all defects in the Basebuild Works and/or Bio Works (as the case may be) (and any other works referred to in such notice) appearing during the defects liability period specified in the Building Contract and/or the Bio Contract (as the case may be) have been made good.

  "CDM Regulations" means The Construction (Design and Management) Regulations 1994 (SI 1994 No 3140) and the Health and Safety Commission's "Approved Code of Practice" relating to the said regulations as each shall from time to time be amended modified supplemented or replaced and shall include any regulations directions or orders lawfully made thereunder and terms used in the CDM Regulations shall have the same meaning in this Agreement as they have in the CDM Regulations.

  "Compound" means the area coloured yellow on the Site Plan.

  "Contractor" means Pochin (Contractors) Limited of Brooks Lane Middlewich Cheshire CW10 0JQ or such other such building contractor as the Developer may from time to time appoint in connection with the Basebuild Works in accordance with the terms of this Agreement.

  "Date of Practical Completion" means the date of issue of the relevant Certificate of Practical Completion.

  "Developer's Solicitors" means Hammonds Trinity Court 16 John Dalton Street Manchester M60 8HS (Ref: SG2/INT.292-1).

  "Employer's Representative" means in relation to the Basebuild Works Davis Langdon & Everest of Princess House 39 Kingsway London WC2B 4TP or such other representative(s) as may be appointed by the Developer in his place from time to time to act as employer's representative under the Building Contract or in relation to the Bio Works E C Harris LLP of Lynton House 7-12 Tavistock Square London WC1H 9LX or such other representative(s) as may be appointed by the Developer in its place from time to time to act as Employer's Representative under the Bio Contract in each case in accordance with the terms of this Agreement.

  "Environmental Consultants" means Environ UK Limited of 5 Stratford Place London WC1C 1BA

  "Estate" means Boulevard Industry Park, Halewood, Merseyside shown for the purpose of identification only edged by a dotted blue line on the Site Plan.

  "Event of Contractor's Insolvency" occurs:-

  (a)
  if the Contractor is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

  (b)
  at any time after the Contractor submits any proposal, makes any application for or enters into any arrangement, scheme, compromise, moratorium or composition with any of its creditors;

  (c)
  at any time after the appointment of a receiver or an administrative receiver over all or any part of the Contractor's property; or

  (d)
  at any time after the Contractor is the subject of a petition presented, a resolution passed or an order made:

  (i)
  for the appointment of an administrator; or

  (ii)
  to have the company wound up (except for the purpose of the amalgamation or reconstruction of a solvent company).

  "Event of Bio Contractor's Insolvency" occurs:-

  (a)
  if the Bio Contractor is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986;

  (b)
  at any time after the Bio Contractor submits any proposal, makes any application for or enters into any arrangement, scheme, compromise, moratorium or composition with any of its creditors;

  (c)
  at any time after the appointment of a receiver or an administrative receiver over all or any part of the Bio Contractor's property; or

  (d)
  at any time after the Bio Contractor is the subject of a petition presented, a resolution passed or an order made:

  (i)
  for the appointment of an administrator; or

  (ii)
  to have the company wound up (except for the purpose of the amalgamation or reconstruction of a solvent company).

  "Fund" means any party providing finance to the Developer to whom the benefit of this Agreement has been charged and/or assigned pursuant to clause 19 of this Agreement.

  "Grant Funding Agreement" means an agreement dated 23 December 2003 and made between North West Development Agency (1) and the Developer (2) and UK Land and Property Limited (3)

  "Gross Internal Area" means the total number of feet squared of gross internal area measured in accordance with the Code of Measuring Practice 5th Edition issued by the Royal Institution of Chartered Surveyors and the Incorporated Society of Valuers and Auctioneers ("the Code").

  "Initial Rent" means subject to clauses 13.6 and 13.7 [***] per annum or such lesser sum as shall be calculated in accordance with clause 13.6 hereof being the yearly rent to be first reserved by the Lease.

  "Lease" means the lease of the Premises to be granted to the Tenant in accordance with this Agreement which shall be in the form set out in Appendix A.

  "Mechanical and Electrical Engineer" means Faber Maunsell Limited of Marlborough House Upper Marlborough Road St Albans AL1 3UT or such other mechanical and electrical engineer as may be appointed by the Developer in accordance with the terms of the Agreement.

  "Necessary Consents" means all consents, licences, permissions, building regulations and approvals of any local or other competent authority which may from time to time be necessary to carry out and complete the Building Works or the Permitted Tenant's Variations (as the case may be) in accordance with the terms of this Agreement.

  "Permitted Tenant's Variation" means any variation or amendment requested by the Tenant (acting properly and reasonably) to any part of the Building Works and which:-

  (a)
  does not reduce the Gross Internal Area of the Building to less than 232,830 (two hundred and thirty two thousand, eight hundred and thirty) square feet or thereabouts; and/or

  (b)
  does not breach the Grant Funding Agreement; and/or

  (c)
  does not adversely affect the external appearance of the Premises; and/or

  (d)
  does not require the obtaining of a Necessary Consent which cannot be obtained either at all or within a reasonable time and at a reasonable cost; and/or

  (e)
  would result (if implemented) in the Developer being in breach of any of its obligations under clause 6; and/or

  (f)
  does not (when aggregated with the delay to the building contract period previously agreed by the parties or arising from any previous Permitted Tenant's Variations) cause delay to the building contract period of over one calendar month.

  "Plan" means the Site Plan and the Zone Plan attached to this Agreement at Appendix E.

  "Planning Acts" means the Town and Country Planning Acts 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, the Local Government

  Planning and Land Act 1980, the Planning and Compensation Act 1991 and any subsequent legislation of a similar nature.

  "Planning Agreement" means any agreement entered into between the Developer and the local planning authority as a condition of the grant of Planning Permission or otherwise regulating the use or development of the Premises and whether entered into pursuant to section 106 of the Town and Country Planning Act 1990 or section 33 of the Local Government (Miscellaneous Provisions) Act 1982 or any agreement entered into between the Developer and any statutory authority under section 38 or section 278 of the Highways Act 1980 or section 104 of the Water Industry Act 1991 or otherwise.

  "Planning Supervisor" means Faber Maunsell Limited of Marlborough House Upper Marlborough Road St Albans AL1 3UT or such other planning supervisor as shall be appointed by the Developer for the Building Works in accordance with the terms of this Agreement.

  "Pre-Conditions" means the conditions specified in Schedule 2.

  "Premises" means the land shown edged red on the Site Plan being Unit 5A Boulevard Industry Park Halewood Merseyside and all additions and improvements made to it and references to the Premises shall include reference to any part of them.

  "Prescribed Rate" means the rate of interest which is [***] above Royal Bank of Scotland plc base rate for the time being.

  "Professional Team" means the relevant Employer's Representative in respect of the Basebuild Works, the relevant Employer's Representative in respect of the Bio Works (if applicable), the Architect, the Environmental Consultants, the Quantity Surveyor, the Mechanical and Electrical Engineer, the Structural Engineer and the Planning Supervisor.

  "Quantity Surveyor" means Davis Langdon & Everest of Boulton House aforesaid or such other quantity surveyor as shall be appointed by the Developer for the Building Works in accordance with the terms of this Agreement.

  "Relevant Sub-Contractors" means the sub-contractors with a design responsibility appointed by the Contractor for the carrying out of the following parts of the Building Works being ground works steel frame cladding roofing curtain walling/windows louvres mechanical and electrical lifts and any other subcontractor with a responsibility for design and "Relevant Sub-Contracts" shall be construed accordingly.

  "Rent Commencement Date" means 12 months after the Date of Practical Completion of the Basebuild Works.

  "Scheme" means the construction on the Premises of a production building and an office building (including reception and welfare areas) having a Gross Internal Area of 238,800 square feet or thereabouts including car parking landscaping and infrastructure as described in the Specification.

  "Site Plan" means one of the Plans annexed hereto at Appendix E and named "Site Plan".

  "Snagging Items" means such minor omissions imperfections defects and faults listed in the snagging list issued with the Certificate of Sectional Completion and/or the Certificate(s) of Practical Completion (as the case may be).

  "Specification" means the specification and plans relating to the Building Works annexed to this Agreement as appendix B and labelled respectively "Base Build Specification" and "Bio Specification" subject to such modifications, additions and variations as may be made thereto in accordance with this Agreement.

  "Start on Site Date" means the date that the Contractor enters the Premises to commence the Building Works.

  "Step In Agreement" means the agreement required to be entered into by the Tenant and the Fund in the form of Appendix H.

  "Structural Engineer" means Capita Property Consultancy Limited trading as Roscoe Capita of 61-71 Victoria Street, London SW1H OXA or other structural engineer as shall be appointed by the Developer for the Building Works in accordance with the terms of this Agreement.

  "Superior Landlord" means North West Development Agency of Renaissance House PO Box 37 Centre Park Warrington Cheshire, WA1 1XB.

  "Tenant's Solicitors" means DLA of 101 Barbirolli Square Manchester M2 3DL (Ref: AW).

  "Tenant's Surveyor" means such firm(s) or individual(s) as shall be appointed by the Tenant from time to time for the purposes of this Agreement and whose identity is notified to the Developer.

  "Tenant's Works" means the works which the Tenant proposes to carry out by way of fitting out of the Premises.

  "Term Commencement Date" means the date calculated pursuant to clause 17.2 hereof.

  "VAT" means value added tax or any similar tax for the time being in force as shall be legally payable whether as a result of any election or otherwise at the rate appropriate at the time of the relevant supply.

  "Warranties" means the warranties in the forms of the drafts annexed to this Agreement as Appendix C from the Contractor the Bio Contractor the Professional Team and the Relevant Sub-Contractors.

  "Working Day" means any day except Saturday, Sunday and bank or other public holidays in England.

  "Zone 1" means that area of the Building shown edged yellow on the Plan

  "Zone 2" means that area of the Building shown edged pink on the Plan

  "Zone 3" means that area of the Building shown edged blue on the Plan

  "Zone 4" means that area the Building shown edged orange on the Plan

  "Zone 5" means that area of the Building shown edged green on the Plan

  "Zone 6" means that area of the Building shown edged purple on the Plan and "Zone" shall be construed as any one of the above (as appropriate) and "Zones" shall be construed accordingly.

  "Zone Plan" means such of the Plans annexed hereto and titled "ground floor zone plan, ground mezzanine floor zone plan, first floor zone plan and first floor mezzanine zone plan" at Appendix E.

3
BUILDING CONTRACT PROFESSIONAL APPOINTMENTS AND WARRANTIES

3.1
Prior to the Start on Site Date the Developer shall enter into the Building Contract with the Contractor.

3.2
On or before the date upon which the Lease is granted the Developer shall deliver to the Tenant the completed Warranties duly executed as deeds.

4
THE PROFESSIONAL TEAM

4.1
The Developer is responsible for the appointment of the Professional Team.

4.2
The appointment of a member of the Professional Team:

(a)
may be made only after due enquiry by the Developer as to its reputation, competence and suitability as to the Basebuild Works;

(b)
may only be made on terms which provide for:

(i)
the execution as a deed and delivery by such member of a warranty in favour of the Tenant in the form set out in appendix C at the time of its appointment; and

(ii)
the maintenance by such member of professional indemnity cover:

(A)
throughout the period that it retains liability for breach of the terms of its appointment;

(B)
with a reputable insurer; and

(C)
with a limit of indemnity of at least [***] for each claim that may be made save for the Planning Supervisor whose limit of indemnity shall not be less than [***] for each claim that may be made;

(c)
must not be made without the approval of the Tenant (such approval not to be unreasonably withheld or delayed) of its selection and the terms of its appointment.

4.3
This clause 4 applies also to the appointment of a member of the Professional Team by way of replacement of any member of or addition to the Professional Team (including a different Employer's Representative in respect of the Bio Works if so required by the Developer).

4.4
The Developer will supply the Tenant as soon as practicable with copies of each appointment of members of the Professional Team.

4.5
The Developer will:

(a)
use all reasonable endeavours to procure the due performance and observance of the obligations of each member of the Professional Team;

(b)
not waive, release, vary nor deny itself of any means (including by means of estoppel) from enforcing any such obligation without the consent of the Tenant (such consent not to be unreasonably withheld or delayed); and

(c)
not do nor omit to do any act or thing which (apart from the provisions of the warranty, a draft of which is set out in appendix C) would entitle a member of the Professional Team to terminate or treat as terminated by breach its appointment in connection with the Basebuild Works.

4.6
For the avoidance of doubt those members of the Professional Team named in this document shall be deemed to be approved by the Tenant.

5
THE CONTRACTOR

5.1
The Developer is responsible for the appointment of the Contractor.

5.2
The appointment of the Contractor:

(a)
May be made only after due enquiry by the Developer as to its reputation, competence and suitability as to the Basebuild Works and;

  (b)
  may only be made on the terms of the JCT 98 with Contractor's Design with such amendments as shall first have been approved by the Tenant (such approval not to be unreasonably withheld or delayed) which provide for:

  (i)
  the execution as a deed and delivery by the Contractor of a warranty in favour of the Tenant in the form set out in appendix C at the time of its apportionment;

  (ii)
  the maintenance by the Contractor of indemnity insurance cover:

  (A)
  throughout the period that it retains liability for breach of the terms of the Building Contract;

  (B)
  with a reputable insurer;

  (C)
  with a limit of at least [***] for each claim that may be made; and

  (iii)
  the prohibition of engagement by the Contractor of any Relevant Sub-Contractor without the approval of the Tenant (such approval not to be unreasonably withheld or delayed; and

  (c)
  must not be made without the approval of the Tenant (such approval not to be unreasonably withheld or delayed) of its selection and the terms of its appointment.

5.3
This clause 5 also applies to the appointment of a building contractor by way of replacement of the Contractor and/or an appointment of a Bio Contractor in the circumstances outlined in clause 9.9.

5.4
The Developer will supply the Tenant as soon as practicable with a copy of the Building Contract.

5.5
The Developer will:

(a)
enforce the obligations of the Contractor under the Building Contract and the Bio Contractor under the Bio Contract;

(b)
not waive, release, vary nor deny itself by any means (including by means of estoppel) from enforcing any such obligation without the consent of the Tenant (such consent not to be unreasonably withheld or delayed);

(c)
not to do nor omit to do any act or thing which (apart from the provisions of the warranty a draft of which is set out in appendix C) would entitle the Contractor to terminate or treat as terminated by breach the Building Contract or as the case may be the Bio Contractor to terminate or treat as terminated by breach the Bio Contract.

5.6
For the avoidance of doubt the Contractor named in this document shall be deemed to be approved by the Tenant.

6
EXECUTION OF THE BUILDING WORKS

6.1
The Developer shall use all reasonable endeavours to obtain all Necessary Consents for the Basebuild Works and shall supply copies of all such Necessary Consents to the Tenant.

6.2
The Developer shall use all reasonable endeavours to procure that the Start on Site Date is on or before the date which is four weeks from the date of this Agreement and shall thereafter use all reasonable endeavours to procure that the Contractor and in due course the Bio Contractor execute and proceed diligently to complete the Basebuild Works and the Bio Works respectively in a good and workmanlike manner and in accordance with good building practice from time to time using good quality suitable materials of their several kinds in accordance with

(a)
all Necessary Consents

(b)
the CDM Regulations

(c)
the Specification

(d)
this Agreement; and

(e)
the Access Drawings.

6.3
The Developer shall use all reasonable endeavours to procure that there will not be used or specified for use in the Basebuild Works any goods materials substances or products not in accordance with relevant British and European Standards and Codes of Practice or otherwise generally known or suspected within the construction or engineering industries at the time of specification or use to be deleterious to health and safety or to the durability of the development in the particular circumstances in which they are used.

6.4
The Developer will use all reasonable endeavours to procure that:-

(a)
the Premises are at all times secured as fully as may reasonably be practicable against unauthorised entry;

(b)
the Premises are kept tidy and properly cleared of surplus materials, rubble, rubbish or waste and no goods or materials are deposited or stored on the Premises which are not required within a reasonable time for the carrying out of the Building Works;

(c)
hoardings are erected around the Premises in a secure manner and all reasonable safety and other measures are taken to prevent damage and injury;

(d)
inconvenience or disturbance to owners and occupiers of neighbouring properties and members of the public is kept to a minimum;

(e)
on the Date of Practical Completion of the Bio Works the Premises are left (subject to completion of the Tenant Works):

(i)
in good and clean condition; and

(ii)
cleared of unused building material for plant and equipment used in the building works and any temporary structures.

6.5
The Developer will assume the obligations as the client for the purposes of the CDM Regulations in relation to the Building Works and will ensure that the execution of the Building Works complies with the CDM Regulations and, in the course of carrying out those obligations, the Developer will:

(a)
make a declaration to the Health and Safety Executive in accordance with regulation 4(4) of the CDM Regulations that it is the only client in respect of the Building Works;

  (b)
  appoint a planning supervisor and a principal contractor in respect of the Building Works and take all steps as are in the circumstances reasonable to ensure that each is provided with the relevant information to enable him to perform its duties under the CDM Regulations;

  (c)
  allow sufficient time and resources to enable the planning supervisor and principal contractor to comply with their obligations under the CDM Regulations and to co-operate with them to that end;

  (d)
  notify the planning supervisor and principal contractor of any change in circumstances relating to the Building Works of which it is or ought reasonably to be aware which may affect the health and safety of persons involved, or likely to become involved, in the Building Works;

  (e)
  comply with the health and safety plan required to be established and maintained under the CDM Regulations;

  (f)
  include in the design of the Basebuild Works all information in relation to the design and material which might reasonably affect the health and safety of persons working on the Basebuild Works and its maintenance and repair; and

  (g)
  procure and deliver to the Tenant a copy of the health and safety file in accordance with clause 12.7(d).

6.6
All items in the nature of landlord's fixtures and fittings installed as part of the Building Works shall become landlord's fixtures and fittings and thereafter be and remain the property of the Developer.

7
DAMAGES

7.1
Subject to clause 7.3 hereof if the Certificate of Practical Completion for the Bio Works has not been issued within [***] of the Bio Contractor commencing the Bio Works in accordance with this Agreement, the Developer will in respect of any such delay pay liquidated and ascertained damages of [***] per week or part thereof until the issue of the Certificate of Practical Completion of the Bio Works Provided that if the Bio Programme is greater than [***] then the Developer will get an extension of time equivalent to the period by which the extended period exceeds [***].

7.2
Subject to clause 7.3 hereof if the Access Date has not occurred by [***] the Developer will pay liquidated and ascertained damages from [***] until the Access Date of [***] per week or part thereof.

7.3
In each of the above cases the Developer shall be allowed such extensions of time:-

(a)
as are granted to the Contractor under the Building Contract and/or the Bio Contractor under the Bio Contract and not arising from any act, omission or default of the Developer; and

(b)
as are reasonable in circumstances where the Contractor suffers an Event of Contractor's Insolvency and/or where the Building Contract has been properly terminated by the Developer with the prior written approval of the Tenant; and/or

(c)
as are reasonable in circumstances where the Bio Contractor suffers an Event of Bio Contractor's Insolvency and/or where the Bio Contract has been properly terminated by the Developer with the prior written approval of the Tenant; and/or

(d)
arising by virtue of Permitted Tenant's Variations (not exceeding the length of time notified to the Tenant by the Employer's Representative in accordance with clause 10.1(b) or (if different) the length of time agreed by the Tenant (in accordance with clause 10.1(c)); and/or

  (e)
  arise as a result of any discrepancy, inconsistency, omission and/or error within the Bio Specification and/or any discrepancy, inconsistency or error as between the Basebuild Specification and the Bio Specification;

  and in the case of sub-clauses 7.3(a) and 7.3(b) above the Developer has taken all reasonable steps to minimise the effects of the cause of the delay.

8
DEVELOPERS VARIATIONS

8.1
Save as set out below in this clause 8 the Developer shall not make any variation or addition or omission from the Specification which reduces the Gross Internal Area of the Building to below 232,830 square feet or which materially affects the Building.

8.2
Subject to the provisions of Clause 8.5 in the event that it is necessary to make amendments or variations to the Basebuild Works in order to comply with the Necessary Consents and/or any Planning Agreement or otherwise to carry out and /or complete the Basebuild Works the Developer shall be entitled to carry out and complete the Basebuild Works with such amendment or variation with the consent in writing of the Tenant (such consent not to be unreasonably withheld or delayed) provided that where no response is received from the Tenant with 10 Working Days of being notified of such amendment or variation the Tenant's consent shall be deemed to have been given.

8.3
Subject to the provisions of clause 8.5 below in the event that any of the materials or equipment referred to in the Basebuild Specification shall not be obtainable within a reasonable time or although obtainable within a reasonable time shall not be obtainable at reasonable cost the Developer shall be at liberty to substitute other materials or equipment with the consent in writing of the Tenant (such consent not to be unreasonably withheld or delayed) PROVIDED THAT where no response is received from the Tenant within 10 Working Days of being notified of such amendment or variation the Tenant's consent shall be deemed to have been given.

8.4
Subject to the provisions of Clause 8.5 the Developer shall be entitled to make such variation as it shall require to the layout of any of the car parking spaces (but not so as to reduce the number of spaces below 281 spaces) accessways service roads service areas and landscape works comprising any part of the Building Works or to any other part of the Building Works (other than the Building) as a consequence of the Developer's proposals for the development of any parts of the Premises not comprised within the Building, provided always that the Developer shall obtain consent in writing from the Tenant to any such variation (such consent not to be unreasonably withheld or delayed) PROVIDED THAT where no response is received from the Tenant within 10 Working Days of being notified of such amendment or variation the Tenant's consent shall be deemed as being given.

8.5
Notwithstanding the generality of the foregoing clauses the Developer may make variations to the Specification without the Tenant's consent if such variations are de minimis or immaterial and of a routine nature and the Developer notifies the Tenant of such variations within a reasonable time.

8.6
Subject to the provisions of Clause 8.5 for the avoidance of doubt the Developer shall not make any amendments or variations to the Bio Works and/or the Bio Specification without the prior written consent of the Tenant (such consent not to be unreasonably withheld or delayed.)

9
BIO WORKS

9.1
The Tenant confirms that it has appointed or shall as soon as reasonably practicable appoint at its own cost the Bio Contractor to produce a fully detailed Bio Specification which shall be based on the outline Bio Specification in Appendix B.

9.2
Save to the extent that it is the responsibility of the Bio Contractor the Tenant shall use all reasonable endeavours to obtain all Necessary Consents for the Bio Works and shall provide copies of the same to the Developer.

9.3
The Tenant shall not later than the date which is [***] after the date of this Agreement provide the Developer a draft of the Bio Contract (incorporating liquidated and ascertained damages of [***] per week or part thereof) a draft detailed Bio Specification and the proposed Bio Contractor's Price together with a draft Bio Programme all of which will be in sufficient detail to enable the Developer to review and approve the same.

9.4
The Tenant confirms that (a) should the Bio Contractor's Price exceed [***] then the sum by which the Bio Contractor's Price exceeds [***] shall be paid to the Developer and (b) if the Bio Programme exceeds a period of [***] the Tenant shall pay to the Developer the sum of [***] for each additional month or part thereof and in each case such sum shall be paid within five Working Days of the agreement or determination of the Bio Contract and the Bio Programme pursuant to clause 9.5 or clause 9.7 as appropriate.

9.5
The Developer shall review the Bio Contract and the Bio Programme and notify the Tenant in writing ("Notification") within 10 Working Days of it receiving the last in time of such documents whether the Bio Contract and the Bio Programme are acceptable Provided that if no such Notification is received from the Developer within such period of 20 Working Days the Developer shall be deemed to have accepted the Bio Contract and the Bio Programme.

9.6
If the Developer properly notifies the Tenant that the Bio Contract and/or the Bio Programme are not acceptable as aforesaid the Developer shall provide with the Notification a written statement of the reasons why Provided that the only basis upon which the Developer is entitled to object to the Bio Contract and/or the Bio Programme is if the Bio Contract or the Bio Programme imposes any lesser and/or conflicting responsibilities on the Bio Contractor in respect of the Bio Works than the Developer has to the Tenant under this Agreement in respect of the Bio Works and/or the Bio Programme exceeds 12 months.

9.7
Following Notification which includes a written statement under clause 9.6 the Developer and the Tenant shall meet to agree the Bio Contract and/or the Bio Programme as appropriate within 20 Working Days of the Notification. If the Developer and the Tenant cannot agree a revised Bio Contract and/or Bio Programme within 20 Working Days of the Notification then either party may refer the Bio Contract and/or the Bio Programme to the Surveyor for determination under clause 29.1. The Surveyor shall determine whether the Bio Contract and/or the Bio Programme are reasonable and appropriate in terms of the Developer's obligations to the Tenant under this Agreement. The Surveyor may in its determination make revisions to each of the Bio Contract and/or the Bio Programme provided that the Surveyor shall not approve or recommend any Bio Contract and/or Bio Programme that imposes any lesser and/or conflicting responsibilities on the Bio Contractor in respect of the Bio Works than the Developer has to the Tenant under this Agreement in respect of the Bio Works.

9.8
The Tenant confirms that if the cost of carrying out the Bio Works increases as a result of:

  (i)
  any discrepancy, error and/or omission in the Bio Specification and/or any discrepancy and/or error between the Basebuild Specification and the Bio Specification; and/or

  (ii)
  the Bio Contractor suffering an Event of Bio Contractor Insolvency; and/or

  (iii)
  failure of the Tenant to supply information in relation to the Bio Works and/or the Bio Specification; and/or

  (iv)
  the design and/or the carrying out of the Tenant's Works;

    but does not arise as a result of any act, omission, default or negligence by the Developer then

      (A)
      the amount of such increase; and

      (B)
      any reasonable and proper fees of the Contractor and/or any of the Professional Team attributable thereto; and

      (C)
      any increase in the cost of insuring the Building Works and in the costs of obtaining any Necessary Consents;

    shall be certified by the Employer's Representative as due and payable by the Tenant either as a whole on the date of Practical Completion or by interim monthly certificates and the Tenant shall make payment to the Developer of the amount stated in any such certificate, either on the Date of Practical Completion or (in the case of interim monthly certificates) within 10 Working Days of the same being delivered to the Tenant whether before or after the grant of the Lease.

9.9
If the Bio Contract (as agreed or determined pursuant to clause 9.5 or 9.7 as appropriate) has not been signed by the Bio Contractor by the date which is seven months from the date hereof and/or any sums due to the Developer pursuant to clause 9.4 have not been paid in accordance with clause 9.4 then the Developer shall be entitled to prepare the Bio Specification itself and submit the same for tender (unless the Bio Specification had already been provided to the Developer by the Tenant pursuant to clause 9.2 in which event that Bio Specification shall be used) and if at the end of the tender process it is apparent that:-

(a)
the cost to the Developer of carrying out the Bio Works is equal to or less than [***] then the Tenant's approval of the Bio Specification shall not be required;

(b)
the cost to the Developer of carrying out the Bio Works will be greater than [***] then the Developer will submit the Bio Specification to the Tenant for prior written approval (such approval not to be unreasonably withheld or delayed) and if the Tenant (acting reasonably) has not provided detailed reasons in writing for withholding its approval to the same within one month of the date of receipt of the Bio Specification then the Bio Specification shall be deemed to be approved;

(c)
the cost of carrying out the Bio Works is less than [***] the Tenant shall be permitted to make Permitted Tenant's Variations pursuant to clause 10 increasing the cost of the Bio Works to a sum equal to [***].

9.10
Following the provision of the Bio Specification and the agreement or determination of the Bio Contract and the Bio Programme pursuant to clause 9.5 or 9.7 as appropriate the Bio Specification shall form part of the Specification.

9.11
The Tenant will use all reasonable endeavours to assist in procuring that the Bio Contractor enters into the Bio Contract with the Developer.

9.12
The Developer shall not be responsible to the Tenant for:-

(a)
the design of the Bio Works;

(b)
the selection of the kinds of materials and goods used in the Bio Works;

(c)
the satisfaction of any performance specification or requirement included or referred to in the Bio Specification and/or the Bio Contract.

9.13
The Bio Works form part of the Building Works and do not form part of the Tenant Works and for the avoidance of doubt the parties agree that the Tenant shall have no title to the Bio Works nor shall the Tenant be entitled to claim any capital allowances in respect of the same.

10
PERMITTED TENANT'S VARIATIONS

10.1
If the Tenant gives notice to the Developer that it requires a Permitted Tenant's Variation to be incorporated in the Building Works then the Developer shall as soon as reasonably practicable:

(a)
cause sufficient designs to be prepared to enable an estimate of the cost of incorporating such Permitted Tenant's Variation to be prepared by the Quantity Surveyor in accordance with clause 10.4 and shall procure that the Quantity Surveyor supplies a copy of such estimate as soon as reasonably practicable to the Tenant;

(b)
procure that the Employer's Representative notifies the Tenant in writing of the anticipated extension or reduction in the building contract period which will arise from such Permitted Tenant's Variations (if implemented);

(c)
enter into bona fide discussions with the Tenant with a view to agreeing the estimate and the anticipated extension or reduction of the building contract period referred to in clauses 10.1(a) and 10.1(b).

10.2
The Developer shall procure that any Permitted Tenant's Variation of which the Tenant gives notice to the Developer pursuant to clause 10.1 shall be incorporated into the Building Works unless either:

(a)
the Developer gives notice to the Tenant that it does not agree that the same is a Permitted Tenant's Variation in accordance with the terms of this Agreement; or

(b)
the Tenant gives notice to the Developer within 10 Working Days (in respect of which time shall be of the essence) after receipt of any estimate supplied pursuant to clause 10.1(a) and any notification of the anticipated extension or reduction of time under clause 10.1(b) (whichever shall be the later) that it does not approve such estimate and/or the anticipated extension/reduction of time (as the case may be).

10.3
Any dispute as to whether any proposed variation to the Building Works constitutes a Permitted Tenant's Variation shall be referred to an expert for determination in accordance with clause 29 but so that (for the avoidance of doubt) the Developer shall not be under any obligation to delay the progress of the Building Works and the Building Contract pending the resolution of any such dispute if the Developer has previously served a notice under clause 10.2(a).

10.4
In causing the estimate referred to in clause 10.1(a) to be prepared the Developer shall be entitled to take into account:

(a)
all anticipated construction and design costs to the Developer in procuring that any such Permitted Tenant's Variation is incorporated into the Building Works; and

(b)
any actual on-cost to the Developer as a result of any prolongation of the period that will be taken to construct the Building Works; and

(c)
any consequential professional fees and disbursements (reasonably and properly incurred) relating to the Permitted Tenant's Variation; and

(d)
the costs of obtaining all Necessary Consents for the Permitted Tenant's Variation (where necessary).

(e)
[***]% of the anticipated increase in construction costs (if any) to the Developer as a developer's profit margin on the Tenant's Permitted Variation.

10.5
The Tenant shall reimburse to the Developer the agreed costs of the Permitted Tenant's Variation (in accordance with the estimate approved under clause 10.1(a) or agreed under clause 10.1(c)) within 10 Working Days of receipt by the Tenant from the Employer's Representative of a certificate that the whole of the Permitted Tenant's Variation has been completed and that payment for the relevant Permitted Tenant's Variation is properly due from the Developer to the Contractor or other third party (it being agreed for the purposes of this clause 10.5 that the Developer's profit margin referred to in clause 10.4(e) will be treated as payment properly due from the Tenant simultaneously with the payment for the relevant Permitted Tenant's Variation or part thereof).

10.6
Without prejudice to the provisions of this clause 10 the Developer and the Tenant shall co-operate fully with each other in relation to all matters arising under this clause 10 so as to minimise any delays in the progress of the Building Works and in particular the Tenant shall supply to the Developer and the Professional Team as soon as practicable all drawings specifications calculations and other information reasonably required by the Developer and/or the Professional Team relating to the Permitted Tenant's Variation whether or not implemented and incorporated in the Building Works.

10.7
If the Tenant pursuant to Clause 10.2 decides not to proceed with a Permitted Tenant's Variation it will nevertheless be liable to the Developer for all costs that the Developer may have reasonably and properly incurred pursuant to Clause 10.4 and will reimburse such costs to the Developer within 10 working days of receipt by the Tenant from the Employer's Representative of a certificate that the costs have been reasonably and properly incurred in connection with the Permitted Tenant's Variation.

10.8
[***] and the Developer has agreed that this amendment shall be made to and be incorporated into the Basebuild Specification. In consideration for agreeing to this amendment the Tenant will pay to the Developer the increase in the cost of the steelwork (including all reasonable and proper associated costs and fees) to accommodate this variation up to a maximum sum of [***] together with VAT thereon such sum to be paid by the Tenant to the Developer within 10 Working Days of receipt by the Tenant from the Employer's Representative of a certificate that such costs have been reasonably and properly incurred in connection with this amendment. Any costs in excess of the [***] (together with VAT) shall be met by the Developer.

11
INSPECTION

11.1
The Tenant shall have the right for itself and the Tenant's Surveyor and its other professional advisers at all reasonable times after reasonable prior notice to enter onto the Premises:

(a)
to view the state and progress of the Building Works; and/or

(b)
to prepare plans, drawings, specifications and tenders for the Tenant's Works;

  provided that any such inspection must not interrupt, interfere with or delay or impede the progress of the Building Works or any part thereof or any other works being undertaken by or on behalf of the Developer within or serving the Premises.

11.2
The Tenant and the Tenant's Surveyor shall (unless the Developer expressly waives such requirements) present themselves to the Developer or its representative on arriving on site to carry out such inspections and shall comply with all site safety requirements of the Developer and any regulations contained in the CDM Regulations and shall not make such inspections other than where accompanied by the Developer or its representative.

11.3
If as a result of any such inspection the Tenant shall wish to make representations regarding the Building Works or any part or parts thereof such representations must be made exclusively to the Developer or the Employer's Representative and the Tenant must procure that no representation made by it or on its behalf to the Building Works or any part thereof is made other than to the Developer or the Employer's Representative.

12
ACCESS DATE AND PRACTICAL COMPLETION

12.1
The Developer shall use all reasonable endeavours to procure that:-

(a)
The Access Date is (subject to permitted extensions pursuant to clause 7.3 only) certified no later than [***];

(b)
The Date of Practical Completion of the Basebuild Works occurs (subject to permitted extensions pursuant to clause 7.3 only) on or before [***]; and

(c)
The Date of Practical Completion of the Bio Works occurs (subject to permitted extensions pursuant to clause 7.3 only) in accordance with the Bio Programme.

12.2
The Developer shall procure that the Tenant is given not less than 10 Working Days notice in writing of the date upon which the Employer's Representative proposes to make its final inspections of the Building Works prior to issuing the Access Certificate the Certificate of Sectional Completion and the Certificate(s) of Practical Completion and the Tenant shall be entitled to attend such inspections (with if the Tenant so requires the Tenant's Surveyor) and the Developer shall procure that there is afforded to the Tenant (and the Tenant's Surveyor in the event that the Tenant's Surveyor is present at either such inspection) the opportunity of making reasonable representations to the Developer or to such person as the Developer may specify in a notice in writing to the Tenant in respect of the construction of the Building and the Developer shall procure that due regard is given to such representations but for the avoidance of doubt the Employer's Representative shall not be fettered from issuing the Access Certificate and/or the Certificate of Sectional Completion and/or the Certificate(s) of Practical Completion at such times as in its professional opinion it thinks fit provided that:

(a)
no Access Certificate shall be issued unless the Access Criteria have been satisfied; and

(b)
the Certificate of Sectional Completion and/or the Certificate(s) of Practical Completion shall not be issued unless the Pre-Conditions have been satisfied;

  but provided further that the Employer's Representative may issue the Access Certificate and/or the Certificate of Sectional Completion and/or the Certificate(s) of Practical Completion notwithstanding that the landscaping works have not been completed.

12.3
In the event that the Access Certificate and/or the Certificate of Sectional Completion or the Certificate(s) of Practical Completion (as the case may be) is not issued following any inspection mentioned in clause 12.2 the provisions of clause 12.2 shall apply to any further inspection undertaken prior to issuing the relevant Certificate save that the amount of notice given need be only 2 Working Days in lieu of 10 Working Days.

12.4
Forthwith upon the issue of the Access Certificate and/or the Certificate of Sectional Completion and/or the Certificate(s) of Practical Completion the Developer shall in each case procure that a copy is delivered to the Tenant together with any accompanying schedule of Snagging Items.

12.5
The Developer shall use its reasonable endeavours to procure that the Building Works are practically completed in accordance with this Agreement and if the Building Works are not so practically completed within 48 months of the date hereof the Tenant shall be entitled to determine this Agreement by the service of written notice on the Developer and on service of any such notice this Agreement shall cease and determine and the Tenant shall have no further claim against the Developer in respect of any delays pursuant to clause 7 arising after the date of determination but without prejudice to any rights accrued by either party against the other under this Agreement as at the date of determination.

12.6
It is hereby agreed that for the purposes of this Agreement:

(a)
the Developer shall not have failed to carry out and complete the Basebuild Works if the planting and/or seeding of any landscaped areas which comprises part of the Basebuild Works have not been completed or commenced provided the Developer hereby undertakes to use all reasonable endeavours to procure the completion of such planting and/or seeding within 12 months after the Date of Practical Completion of the Basebuild Works and

(b)
the Access Date, and the Dates of Practical Completion can occur and the Certificate of Sectional Completion can be issued notwithstanding that clause 12.6(a) shall apply

12.7
Within 1 month following each of the Dates of Practical Completion the Developer shall supply to the Tenant:-

(a)
two sets of the final drawings prepared prior to the Date of Practical Completion in relation to the relevant Building Works plus the CAD Disk containing all of them;

(b)
two copies of all manuals (written in English) in relation to any services, facilities or plant and machinery incorporated in the relevant Building Works within the Premises;

(c)
all manufacturers and suppliers guarantees for all materials comprised in the relevant Building Works (if necessary assigned to the Tenant);

(d)
a true full and accurate copy of the Health & Safety Plan (with modifications) and confirmation from the Planning Supervisor that the Health & Safety Plan and the requirements of the CDM Regulations have been complied with in full insofar as they relate to the relevant Building Works and Health & Safety file including its annexures;

13
MEASUREMENT AND RENT

13.1
The Developer and the Tenant shall as soon as reasonably practicable after the steel frame of the Building has been erected consult and jointly measure the Gross Internal Area of the slab of the Premises to check that the Building is built within the tolerance permitted by this Agreement for the Gross Internal Area pursuant to clauses 13.2 to 13.7 hereof.

13.2
The Developer and the Tenant shall each use all reasonable endeavours to ensure an accurate joint measurement of the Gross Internal Area of the Building is carried out and agreed as soon as reasonably possible which they will endeavour to do not later than 4 weeks before the Date of Practical Completion of the Basebuild Works.

13.3
If the Developer and the Tenant are unable to reach agreement on the Gross Internal Area pursuant to clause 13.2 then either of them shall be entitled to refer the matter to determination by an independent expert in accordance with clause 29.

13.4
If the Gross Internal Area of the Premises as either agreed between the Developer and the Tenant or determined by the expert (as aforesaid) is less than 232,830 square feet then the Developer shall be entitled to amend the Building Works in order to achieve a Gross Internal Area for the Premises of not less than 232,830 square feet and the provisions of clauses 13.1, 13.2 and 13.3 shall apply to the amended works.

13.5
If the Gross Internal Area of the Premises agreed or determined after amendment of the Building Works pursuant to clause 13.4 is still less than 232,830 square feet then the Tenant shall be entitled within one month after ascertainment of such Gross Internal Area (time to be of the essence) to serve written notice on the Developer to terminate this Agreement by service of written notice on the Developer with immediate effect (without prejudice to the rights or remedies of either party against the other in respect of any antecedent breach of covenant).

13.6
If the Gross Internal Area of the Premises is less than 236,412 square feet (and the Tenant has not served notice to terminate this Agreement having become entitled to do so in the circumstances and in the manner set out in clause 13.5) then the Initial Rent shall be equal to a sum calculated by multiplying the actual Gross Internal Area of the Premises by [***] per square foot and "B" in the definition of "Calculated Rent" in paragraph 1 of Schedule 4 of the Lease shall be the actual Gross Internal Area of the Premises.

13.7
In the event that the Gross Internal Area of the Premises agreed between the Developer and the Tenant or determined by the expert (as aforesaid) is equal to or greater than 236,412 square feet then the Initial Rent shall be [***] per annum and "B" in the definition of "Calculated Rent" in paragraph 1 of Schedule 4 shall be [***].

14
TENANT'S WORKS

14.1
The Tenant shall as soon as reasonably practicable after the date of this Agreement but in any event at least 2 months prior to the Access Date at its own expense prepare and submit to the Developer for approval two copies of the drawings and specification of the Tenant's Works PROVIDED THAT where no response from the Developer is received by the Tenant within 20 working days of receipt of such drawings and specifications the Developer's approval shall be deemed to have been given.

14.2
In deciding whether to approve the Tenant's Works:

(a)
the Developer shall (subject to the proviso below) have absolute discretion to the extent that it would have absolute discretion under the Lease if the same had been granted;

(b)
the Developer shall (subject to the proviso below) not unreasonably withhold or delay its consent where it would not have been entitled to withhold or delay its consent unreasonably under the Lease if the same had been granted;

(c)
the Developer shall grant consent where its consent would not have been needed under the Lease.

  PROVIDED THAT the Developer will not unreasonably withhold its consent to such external works as are reasonably required by the Tenant as part of the Tenant's Works including but not limited to the external services, building the tank farm and the fitting out of the gate houses.

14.3
The Developer shall in approving any of the Tenant's Works be entitled to impose a condition that the Tenant shall reinstate the same on the expiration or sooner determination of the Lease and if the Developer shall do so then the Tenant shall enter into such covenants with the Developer as the Developer may reasonably require in respect of such reinstatement.

14.4
Without prejudice to clause 14.3 the Developer's consent to the Tenant's Works shall be given by way of formal licence in the form set out in Appendix D subject to such amendments as the parties thereto may agree and the Tenant will execute a counterpart of such Licence and deliver it to the Developer in exchange for the original.

14.5
The Tenant shall also apply for and use all reasonable endeavours to obtain all Necessary Consents which may be necessary for the carrying out of the Tenant's Works.

14.6
If the design of the Tenant's Works should cause any increase in the cost of carrying out the Basebuild Works then:-

(a)
the amount of such increase; and

(b)
any reasonable and proper fees of the Professional Team attributable thereto; and

(c)
an additional sum calculated at [***]% of the total of the sums payable under clauses 14.6(a) and 14.6(b) above shall be certified by the Employer's Representative as due and payable either as to the whole on the Date of Practical Completion or by interim monthly certificate and the Tenant shall make payment to the Developer of the amount stated in any such certificate, either on the Date of Practical Completion or (in the case of interim monthly certificates) within 10 Working Days of the same being delivered to the Tenant whether before or after the grant of the Lease.

14.7
The Tenant shall not commence or carry out the Tenant's Works or any part thereof prior to the Access Date.

14.8
The Tenant shall indemnify the Developer against all damages, expenses, costs, claims and demands which the Developer may suffer or become liable for as a result of injuries to persons arising out of or incidental to the execution of the Tenant's Works.

14.9
The Tenant shall carry out and complete the Tenant's Works within 30 months of the Access Date.

14.10
The Tenant shall within one month after completion of the Tenant's Works cause to be prepared and delivered to the Developer two complete sets of working drawings and specifications showing the Tenant's Works as completed together with copies of any consents relating to the Tenant's Works.

14.11
The Tenant confirms that if the undertaking of the Tenant's Works interferes with and/or disrupts and/or delays the carrying out of the Basebuild Works and/or the Bio Works that the Tenant shall indemnify the Developer for any additional costs, losses and expenses properly due to be paid by the Developer to the Contractor under the Building Contract and/or the Bio Contractor under the Bio Contract insofar as such additional costs, losses and expenses are recoverable by the Tenant under the Tenant's contract with the contractor undertaking the Tenant's Works.

14.12
The Developer confirms that if the undertaking of the Bio Works and/or the Basebuild Works interferes with and/or disrupts and/or delays the carrying out of the Tenant's Works that the Developer shall indemnify the Tenant for any additional costs, losses and expenses properly due to be paid by the Tenant to the contractor undertaking the Tenant's Works insofar as such additional costs, losses and expenses are recoverable by the Developer under the Bio Contract and/or the Basebuild Contract.

14.13
On completion of the Tenant's Works the Tenant will do such works as are necessary to convert the Compound into a car park to no lesser standard than the remaining car park within the Premises to accommodate at least 85 motor cars in accordance with the Necessary Consents.

15
ACCESS FOR TENANT'S WORKS

15.1
Without prejudice to clause 20 hereof the Tenant shall not commence the Tenant's Works until the Access Date (or such earlier date as the parties may agree in writing) and from and including the Access Date (or such earlier date as agreed as aforesaid) the Tenant may carry out the Tenant's Works in which event:-

(a)
the Tenant shall comply with all reasonable regulations which the Developer and/or the Contractor may at any time in relation to the carrying out of the Tenant's Works and/or the use of the Premises or any part thereof or in connection with the carrying out of the Tenant's Works

  (b)
  the Tenant shall not do or permit or suffer to be done any act or thing which may be or become or cause a nuisance, injury, damage or disturbance to any owner or occupier of any premises within the Estate

  (c)
  as between the Developer and the Tenant all materials goods plant machinery equipment and other items belonging to the Tenant or its agents employees or contractors shall be at the sole risk and responsibility of the Tenant

  (d)
  as between the Developer and the Tenant all such agents employees and contractors of the Tenant shall be persons for whom the Tenant is responsible

  (e)
  the Building Works and the Tenant's Works shall be carried out by the Developer and the Tenant respectively in such a manner as shall not prevent or materially interfere with the due execution of the Building Works and the Tenant's Works respectively

  (f)
  so far as reasonably practicable the Developer and the Tenant shall co-ordinate the design and execution of the Building Works and the Tenant's Works with the work of each others respective consultants contractors and workmen so as to minimise the length of any delays and the possibility of interference with each other's works and the Developer and the Tenant shall so far as practicable allow for the activities of each other's consultants contractors and workmen within their programme from time to time and their methods of working

  (g)
  the Developer and the Tenant shall use all reasonable endeavours following prior written notice of such requirement (except in emergency) to procure that each others respective consultants contractors and workmen have access to such parts of the Building Works and (on the basis of a permit system) the Tenant's Works as shall from time to time be reasonably requisite for the construction of part or parts of the Building Works or the Tenant's Works (but subject in any event to the reasonable requirements of either party as to site security and safety) but any such occupation (with or without machinery) shall be limited to such a period and areas as shall be reasonable for the carrying out of the operations in questions so as to avoid any material disruption to the programme of the Building Works and the Tenant's Works

  (h)
  the Landlord and the Tenant hereby agree that notwithstanding the foregoing the overall responsibility for co-ordination of the Building Works and the Tenants Works and all the other works carried out at the Premises prior to the Date of Practical Completion of the Building Works shall be the responsibility of the Developer and his decision acting reasonably in respect of such co-ordination shall be final

  (i)
  upon the removal of any hoarding or other temporary structure which has been erected or installed by or on behalf of the Tenant forthwith to make good to the Developer's reasonable satisfaction any damage done to any part or parts of the Premises caused as a result of the erection installation existence maintenance or removal of such hoarding or other temporary structure

  (j)
  upon completion of the Tenant's Works the Tenant shall immediately make good to the Developer's reasonable satisfaction any damage done to any part or parts of the Premises caused by or in the carrying out of the Tenant's Works.

15.2
The terms of the Lease shall apply to the carrying out of the Tenant's Works.

15.3
Notwithstanding any other provision in the Agreement the Tenant shall:-

(a)
submit or procure that there is submitted to the Contractor no later than 21 days prior to obtaining access to the Premises a copy of its health and safety plan for the same and

(b)
ensure that any person firm or company involved in the design or in the implementation of the Tenant's Works takes due account of any comments of the Contractor in relation to the carrying out of the Tenant's Works so far as relevant to compliance with CDM Regulations and

(c)
comply or procure compliance by any person firm or company involved in the design or implementation of the Tenant's Works with all CDM Regulations and

(d)
ensure that any firm person or company involved in the design or implementation of the Tenant's Works complies with all reasonable instructions and directions of the Contractor relevant to the health and safety of persons concerned in the carrying out of completion of the same so far as relevant to compliance with the CDM Regulations.

16
RENT

16.1
The Initial Rent shall be payable from the Rent Commencement Date and any additional rents reserved by the Lease shall be payable from the Term Commencement Date.

17
THE GRANT OF THE LEASE AND LICENCE TO COMPLETE THE BIO WORKS

17.1
On the fifth Working Day after the Date of Practical Completion of the Building Works or if earlier two months before the Rent Commencement Date the Developer shall grant or procure the grant of the Lease to the Tenant and the Tenant itself (meaning Evans Vaccines Limited) shall accept the Lease and the Tenant shall execute the counterpart of the Lease.

17.2
The term of 25 years to be created by the Lease shall commence on the date required for completion of the Lease as referred to in clause 17.1 and the definition of Term Commencement Date in clause 1 of the Lease shall be completed accordingly.

17.3
The date to be inserted in clause 1 of the Lease for the definition of Rent Commencement Date shall be the Rent Commencement Date (as defined in clause 2 of this Agreement).

17.4
The date to be inserted in clause 1 of the Lease for the definition of "Review Dates" shall be the date being the fifth anniversary of the Term Commencement Date (as defined in the Lease).

17.5
The Tenant itself (meaning Evans Vaccines Limited) shall take possession of, occupy and use the Premises in accordance with the provisions of the Lease.

17.6
Completion of the grant of the Lease shall take place at the offices of the Developer's Solicitors or where they may reasonably direct and on completion the Tenant shall deliver to the Developer the counterpart of the Lease and any Licence referred to in Clause 14.4 duly executed by the Tenant and the Developer shall deliver to the Tenant the executed Lease together with any Licence as aforesaid.

17.7
On the grant of the Lease the Tenant shall grant the Developer and the Bio Contractor and those authorised by them licence to enter the Premises for the purpose of carrying out the Bio Works in accordance with its obligations hereunder and such licence will subsist so long as is necessary for the Developer to carry out and complete such obligations or until this Agreement is determined whichever is the earlier.

17.8
During the subsistence of the licence referred to in clause 17.7 the Developer shall comply (and shall procure that the Bio Contractor also complies) with the following provisions:

(a)
the Developer shall comply with all reasonable regulations which the Tenant may at any time in relation to the carrying out of the Bio Works and/or the use of the Premises or any part thereof or in connection with the carrying out of the Bio Works provided the same would not cause any delay to completion of the Bio Works

(b)
the Developer shall not do or permit or suffer to be done any act or thing which may cause injury to the Tenant

(c)
as between the Tenant and the Developer all materials goods plant machinery equipment and other items belonging to the Developer or its agents employees or contractors shall be at the sole risk and responsibility of the Developer

(d)
the Bio Works and the Tenant's Works shall be carried out by the Developer and the Tenant respectively in such a manner as shall not prevent or materially interfere with the due execution of the Bio Works and the Tenant's Works respectively

(e)
so far as reasonably practicable the Developer and the Tenant shall co-ordinate the design and execution of the Bio Works and the Tenant's Works with the work of each others respective consultants contractors and workmen so as to minimise the length of any delays and the possibility of interference with each other's works and the Developer and the Tenant shall so far as practicable allow for the activities of each other's consultants contractors and workmen within their programme from time to time and their methods of working

(f)
upon completion of the Bio Works the Developer shall immediately make good to the Tenant's reasonable satisfaction any damage done to any part or parts of the Premises caused by or in the carrying out of the Bio Works.

18
INSURANCE

18.1
The Developer shall procure that from and including the date of the Building Contract up to the Date of Practical Completion of the Basebuild Works the Basebuild Works are insured against the usual contractor's comprehensive "all risks" in accordance with the provisions of the Building Contract.

18.2
The Developer shall procure that from and including the date of commencement of the Bio Works up to the Date of Practical Completion of the Bio Works the Bio Works are insured against the usual contractor's comprehensive "all risks" in accordance with the provisions of the Bio Contract.

18.3
The Developer shall procure that from and including the Date of Practical Completion of the Basebuild Works up to the date on which the Lease is granted the Premises are insured in accordance with the provisions contained in the Lease as if the same had been granted and the Tenant shall repay any insurance premiums payable for such period within 10 Working Days of written demand to the Developer.

18.4
If at any time the Premises or the Building Works shall be damaged or destroyed by any of the risks against which the Developer is hereunder obliged to insure or procure insurance the Developer shall subject to obtaining all Necessary Consents as soon as reasonably practicable rebuild and reinstate the Premises or the Building Works in accordance with the terms of this Agreement and the provisions of this clause 18.4 shall apply as often as necessary.

18.5
The Tenant shall procure that it shall insure and keep insured the Tenant's Works in the joint names of the Developer and the Tenant in the full reinstatement cost thereof such insurance to be effected in such terms and against the usual contractor's comprehensive "all risks".

18.6
Upon request by the Developer the Tenant will produce to the Landlord a copy of the policy or policies of the insurance referred to in clause 18.5 and a copy of the receipt for payment of every premium payable in respect of such policy or policies.

18.7
If and whenever the Tenant makes default under clause 18.5 the Developer may effect and maintain such insurances and the Tenant shall pay all moneys paid by the Developer within 7 days of demand.

18.8
Immediately after the Tenant's Works have been completed the Tenant shall notify the Developer of such completion.

19
NO ASSIGNMENT OF THIS AGREEMENT EXCEPT TO A FUND

19.1
Neither party shall assign underlet mortgage charge or part with or share its interest under this Agreement or any part thereof or otherwise dispose of the same or any part thereof save that the Developer may charge and/or assign at any time the benefit of this Agreement to Matrix Speke Limited Partnership or such other Fund providing finance to the Developer which is fully applied towards the Building Works approved by the Tenant (such approval not to be unreasonably withheld or delayed) which may be given subject to reasonable conditions.

19.2
In the event that the Lease is granted by the Matrix Speke Limited Partnership the Lease will incorporate an acknowledgement that the Landlord constitutes a limited partnership established under the laws of England and that the Tenant shall have no right of action against the limited partners of such partnership in respect of any breach of the covenants and conditions on the part of the landlord contained in the Lease.

20
OCCUPATION PRIOR TO COMPLETION OF THE LEASE

20.1
As from the Access Date the Tenant shall be entitled to occupy that relevant part of the Premises for the purposes only of carrying out the Tenant's Works commissioning and validating the same but as a licensee only subject to the same terms exceptions reservations covenants and conditions and with the benefits of the rights as are contained in the Lease so far as they are applicable hereto and not inconsistent herewith and whether or not the Tenant takes up occupation as aforesaid provided that before any such entry is permitted the Tenant shall execute and deliver to the Developer a counterpart of the Lease which shall thenceforth be held in escrow by the Developer until the grant of the Lease to the Tenant pursuant to clause 17 whereupon the Developer shall be entitled to complete the counterpart Lease by dating it and the Tenant hereby irrevocably appoints the Developer as its attorney for the purpose of doing all such things necessary to complete the counterpart Lease and provided further that the Developer shall deliver an engrossment of the counterpart of the Lease to the Tenant's solicitors at least five Working Days prior to the Date of Practical Completion of the Building Works and if the Developer fails to do this the Tenant shall still be permitted entry as aforesaid subject always to the Tenant delivering an executed counterpart of the Lease to the Developer within five Working Days of the Tenant's solicitors receiving the same and the Tenant shall:

(a)
in respect of the period from and including the Date of Practical Completion of the Basebuild Works and thereafter until the Lease shall be granted:

(i)
pay to the Developer a licence fee equal in the aggregate to and payable on the same dates and in the same manner as the rents to be reserved by the Lease as if the Lease was granted on the Date of Practical Completion of the Basebuild Works (other than the Initial Rent) and any money paid by way of licence fee as aforesaid (but not any money paid in respect of interest thereon) shall be reckoned in part payment of any such rents which would otherwise be due under the Lease in respect of the same period; and

    (ii)
    perform and observe and be subject to the same covenants conditions liabilities obligations and other provisions as are contained in the Lease as if the same had been granted.

  (b)
  in respect of the period from and including the date on which the Tenant occupies the Premises pursuant to this clause 20 and thereafter until the Lease shall be granted pay to the Developer a licence fee equal to the Initial Rent and payable on the same dates and in the same manner as the rent to be first reserved by the Lease.

20.2
It is hereby expressly declared that neither anything herein contained nor entry by the Tenant nor payment of the said licence fee shall create or be deemed to create any demise or be deemed to give the Tenant any interest in the Premises greater than that of a licensee prior to the actual completion of the Lease.

21
TITLE

21.1
The Developer has already deduced its title to the Premises to the Tenant's Solicitors prior to the date hereof and the Tenant shall not raise any objection or requisition in relation to such title.

21.2
The Tenant shall not be entitled to require the Developer to deduce any further title but the Developer undertakes that at the same time that the Lease is granted:

(a)
The Developer will have good title to grant the Lease; and

(b)
It will have obtained all consents required by it for that purpose.

21.3
The Lease shall be granted subject to:

(a)
all matters registered or capable of registration in any register of local land charges and all matters otherwise registerable by any local or other competent authority or pursuant to legislation;

(b)
all charges notices orders restrictions agreements and other matters arising under or pursuant to the legislation relating to town and country planning and to the requirements of the local planning authority;

(c)
all notices served and orders demands proposals or requirements made by any local or other competent authority whether before or after the date of this Agreement;

(d)
all other matters whatsoever affecting the Premises which are capable of discovery usual searches or enquiries whether or not in writing made of any person or local or other competent authority or statutory body or by inspection or survey and whether or not searches or enquiries inspection or survey have in fact been made by or on behalf of the Tenant;

(e)
all matters in the nature of the overriding interests as defined in section 70 of the Land Registration Act 1925 and all unregistered interests which override first registration under Schedule 1 of the Land Registration Act 2002 and all unregistered interests which override a disposition under Schedule 3 of the Land Registration Act 2002 affecting the Premises;

(f)
the rights easements covenants restrictions and other matters (if any) referred to in the property proprietorship and charges registers of the title number under which the Premises is registered at HM Land Registry save any charges to secure money;

(g)
all matters revealed in any documents supplied to the Tenant's solicitors prior to the date hereof.

21.4
The statutory authorities not having notified the Developer prior to the date hereof of their precise requirements in connection with the supply of services to the Estate the Lease shall be granted subject to such estate rights easements and other matters as may be reasonably required by the statutory authorities to be granted to them respectively in respect of such supply and upon terms no more onerous than they usually require including the right to erect an electricity substation and to lay service media under or adjacent to the Premises along such route or routes as shall be reasonably required by the statutory authorities and approved by the Developer and details of such matters when known shall be incorporated in Schedule 5 to the Lease. If for any reason details of such matters are not known prior to the date of completion of the Lease then there shall be reserved to the Developer in the Lease the right to grant in favour of the statutory authorities in respect of such substation and/or such supply and upon terms no more onerous than they usually and reasonably require including the right to lay service media under or adjacent to the Premises along such route or routes as shall reasonably be required by the statutory authorities and approved by the Developer.

22
REGISTRATION OF NOTICE

  The Developer will forthwith use reasonable endeavours to procure that the Superior Landlord provides any necessary consent or authority to HM Land Registry to enable the Tenant to register a notice of this Agreement on the charges register of the title of the Developer / Superior Landlord to the Premises.

23
NON MERGER

  Notwithstanding the grant and acceptance of the Lease all the provisions of this Agreement shall continue in full force and effect to the extent that the same then remain to be implemented.

24
DEFECTS LIABILITY PROVISIONS

24.1
The Developer shall subject always to the Tenant allowing the Developer the Professional Team and the Contractor and all persons authorised by them in writing sufficient access to the Premises for such purposes, make good or procure the making good at its own cost and to the reasonable satisfaction of the Tenant of all Snagging Items (which shall be completed to the extent that they relate to Zones 1 2 and 3 within three months from the date of the Certificate of Sectional Completion and to the extent that they relate to the remainder of the Premises within the period of 12 months from the Date of Practical Completion of the Basebuild Works) and any defects or other faults appearing in the Basebuild Works which are notified in writing to the Developer within the period of twelve months from the Date of Practical Completion of the Basebuild Works and which the Contractor is liable to remedy under the defects liability provisions of the Building Contract in accordance with a programme ("Basebuild Defects Programme") prepared by the Developer and approved by the Tenant (such approval not to be unreasonably withheld or delayed) with a view to minimising interruption to and/or interference with the Tenant's Works.

24.2
The Developer shall subject always to the Tenant allowing the Developer the Professional Team and the Bio Contractor and all persons authorised by them in writing sufficient access to the Premises for such purposes, make good or procure the making good at its own cost and to the reasonable satisfaction of the Tenant of all Snagging Items and any defects or other faults appearing in the Bio Works which are notified in writing to the Developer within the period of twelve months from the Date of Practical Completion of the Bio Works and which the Bio Contractor is liable to remedy under the defects liability provisions of the Bio Contract in accordance with a programme ("Bio Defects Programme") prepared by the Developer and approved by the Tenant (such approval not to be unreasonably withheld or delayed) with a view to minimising interruption to and/or interference with the Tenant's Works.

24.3
Notwithstanding completion of the Lease the Tenant shall permit the Developer, the Professional Team, the Contractor, the Bio Contractor and all persons authorised by them in writing to have access to the Premises at all reasonable times in accordance with the Basebuild Defects Programme and the Bio Defects Programme upon reasonable notice being given for the purpose of inspecting and remedying any defects (including Snagging Items) which the Developer is liable to remedy in accordance with the Building Contract or the Bio Contract or this Agreement or which the Developer is liable to remedy pursuant to an obligation to the Fund but for the avoidance of doubt the Tenant shall not be obliged to permit any party to have access to Zones 1 2 and 3 for any of the aforementioned purposes after the expiry of the period of three months from the date of the Certificate of Sectional Completion as aforesaid Provided that if the Tenant so refuses the Developer such access then the Professional Team and the Contractor and the Bio Contractor and the Developer shall have no further liability to the Tenant in respect of such defects or any matters arising therefrom.

24.4
The Developer shall procure that the person or persons entering onto the Premises for the aforementioned purposes shall comply with all reasonable requirements of the Tenant during such entry and the Developer shall make good as soon as reasonably practicable and to the reasonable satisfaction of the Tenant all damage occasioned to the Premises by the exercise of the rights granted pursuant to clause 24.3.

25
PROVISO FOR RE-ENTRY

25.1
Subject to the provisions of this clause 25 the Developer may determine this Agreement at the expiry of 20 Working Days' notice in writing to the Tenant to that effect in the event that:

(a)
the Tenant fails to perform or observe any of the Tenant's obligations in this Agreement or an event occurs that would have given rise to the Landlord's right to forfeit under the Lease and which in each case (if capable of remedy) the Tenant has failed to remedy within a reasonable period of being given notice of the relevant breach; or

(b)
the Tenant fails to pay any instalment of the licence fee or any other amount payable by the Tenant hereunder within twenty Working Days after it shall have become due under the provisions of this Agreement and the sum payable or any part thereof remains unpaid at the expiry of such notice.

25.2
The determination of this Agreement in any such event shall be without prejudice to any other rights or remedies of either party against the other party for any antecedent breach of any of the obligations under this Agreement.

25.3
If this Agreement shall become null and void or is otherwise determined pursuant to any of its terms (whether contained in this clause 25 or not) the Tenant shall forthwith apply for the removal of any caution or notice it may have cause to be registered against the registers of title to the Property or at HM Land Charges Registry.

25.4
On and notwithstanding such determination of this Agreement and provided that relief therefrom is not applied for and obtained the Tenant if and to the extent so required by the Developer shall at its own expense forthwith remove the Tenant's Works and any other works carried out by the Tenant on the Premises and reinstate the Premises to the state and condition in which they were immediately prior to the commencement of the Tenant's Works without the Developer making any compensation or allowance whatsoever to the Tenant and if the Tenant shall default in carrying out such works of removal and reinstatement the Developer shall be entitled to carry out such works at the expense of the Tenant and all costs and expenses incurred by the Developer shall be repaid by the Tenant on demand.

26
NOTICES

26.1
Any notice or certificate to be given or served hereunder shall be sufficiently given or served by sending the same by pre-paid first class registered or recorded delivery post to the party to whom it is to be given or on whom it is to be served in the case of the Developer at its registered office for the attention of Simon Parker and in the case of the Tenant to Evans Vaccines Gaskell Road

  Speke Liverpool L24 9GK for the attention of James Durkin provided that the party sending the same can produce evidence of posting.

26.2
The Tenant acknowledges that James Durkin or such other persons as are notified to the Developer in writing from time to time are empowered to act on behalf of the Tenant and that no other person(s) or organisations are empowered to bind the Tenant in relation to this Agreement.

27
NO RESTRICTIONS ON ADJOINING LAND

  Nothing herein contained or implied shall impose or be deemed to impose any restrictions on the use of any land or buildings owned by parties other than the Developer situated outside the Premises or give the Tenant the benefit of or the right to enforce or to have enforced or to prevent the release or modification of any covenant agreement condition or stipulation entered into by any purchaser from the Developer or any lessee or tenant of the Developer in respect of property situated outside the Premises or to prevent or restrict in any way the development of any land situated outside the Premises.

28
VAT

  All payments to be made pursuant to this Agreement shall (save where otherwise specifically stated) be taken to be exclusive of VAT (if applicable) and any VAT chargeable in respect of the matters giving rise to such payments shall be added to the amount thereof and paid in addition hereto.

29
DISPUTES

29.1
Any dispute or difference arising between the parties in relation to any matter arising out of or in connection with this Agreement (other than in respect of any disagreement as to the meaning or construction of this Agreement) shall be referred to and determined by an independent chartered surveyor (the "Surveyor") who has been professionally qualified for not less than 10 years such person to be agreed upon between the parties hereto or failing such agreement to be nominated by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors (the "President") on the application of either party. If the dispute or difference concerns the Bio Works or an interface with the Bio Works then the Surveyor may appoint an independent professionally qualified mechanical and electrical engineer with not less than 10 years experience with pharmaceutical construction projects to assist the Surveyor with the mechanical and electrical elements of the dispute or difference.

29.2
The Surveyor shall act as an expert and not as an arbitrator and his decision shall be final and binding upon the parties.

29.3
The Surveyor shall fully consider all written representations made by or on behalf of the parties (if made promptly) and shall thereafter afford to each party the right to make written counter-representations.

29.4
The parties shall use all reasonable endeavours to procure that the Surveyor shall give his decision as speedily as reasonably possible and (save in the case of manifest error) the Surveyor's decision shall be final and binding on the parties to this Agreement.

29.5
The cost of appointing the Surveyor and his costs and disbursements in connection with his duties under this Agreement shall be shared between the parties in such proportions as the Surveyor shall determine or in the absence of such determination equally between them.

29.6
If the Surveyor shall become unable or unwilling to act then another independent chartered surveyor shall be appointed by agreement between the parties or in the absence of such agreement by or on behalf of the President and this procedure may be repeated as often as necessary.

30
LIMITATION OF DEVELOPER'S LIABILITY

  After the date of issue of the relevant Certificate of Making Good Defects the Developer shall have no further liability to the Tenant in respect of its obligations under this Agreement in respect of the Basebuild Works and/or the Bio Works as the case may be and the Tenant shall have no rights against the Developer save in relation to any proceedings commenced before that date and for the avoidance of doubt proceedings means service of a writ in the English Courts or referral to the Surveyor pursuant to Clause 29.

31
THE EMPLOYER'S REPRESENTATIVE AND THE TENANT'S SURVEYOR

  Subject to the terms of the Step-in Agreement as between the Developer and the Tenant until informed in writing to the contrary by the other party each party shall be entitled to rely on any written confirmations approvals agreements or consents of the Employer's Representative or the Tenant's Surveyor (as the case may be) alone as being binding and on behalf of such party in relation to any matter contained in this Agreement and any information which either the Developer or the Tenant is bound to provide hereunder shall be properly provided if so provided by the Employer's Representative or the Tenant's Surveyor (as the case may be) alone.

32
LIMITATION OF SUCCESSORS IN TITLE'S LIABILITY

  It is hereby agreed and declared that the obligations herein of the Developer in relation to the carrying out and completion of the Building Works (including without limitation its obligations under clause 7) shall be the obligations of Intercity Pharma Limited only and not any successor in title to the Developer notwithstanding that the Lease may be granted by such successor in title and the only obligation which shall bind any such successor in title shall be the obligation to grant the Lease contained in clause 17.1.

33
INTEREST

  If either party hereto shall fail to pay to the other party any sums due to such party pursuant to any of the provisions of this Agreement on the due date the party in default shall in addition thereto pay interest at the Prescribed Rate from and including the date upon which the sum should have been paid up to and including the date of actual payment.

34
NO REPRESENTATIONS

  The Tenant acknowledges that this Agreement is not being entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Developer save in so far as any such statement or representation is expressly set out in this Agreement or has been made in writing by the Developer's Solicitors in reply to enquiries raised by the Tenant's Solicitors.

35
ENTIRE AGREEMENT

  Any additional conditions or variations of the conditions contained in this Agreement which are agreed in correspondence between the parties (or their respective solicitors with their authority) where the correspondence makes express reference to this Agreement are deemed to be incorporated in this Agreement and its is hereby acknowledged that this Agreement (with the incorporation of any such additional condition or variation) constitutes the entire contract between the parties.

36
THIRD PARTIES

  Save as expressly provided, none of the provisions of this Agreement are intended to or will operate to confer any benefit (pursuant to the Contracts (Rights of Third Parties) Act 1999) on a person who is not named as a party to this Agreement.

37
MUTUAL CO-OPERATION

  The Developer and the Tenant shall co-operate fully with each other in relation to the mutual provision of information and in so doing will act in good faith so as to minimise any delays in the progress of the Building Works and the Tenant's Works.

38
CONFIDENTIALITY

  Except to the extent required by law (including any requirements of the Stock Exchange or any other regulatory requirements in force from time to time affecting the parties) and save where necessary to implement this Agreement the parties to this Agreement will not make any press or public announcement or divulge or communicate to any person any of the terms of this Agreement relating to the Premium or any other financial information and the parties will take all reasonable steps to bind their respective servants agents and advisers in this behalf PROVIDED THAT the Developer may disclose the terms of this Agreement for the purposes of securing finance for any proposed development of the Premises.

39
STANDARD CONDITIONS

  This Agreement incorporates the Standard Commercial Property Conditions (1st Edition) insofar as they are not inconsistent with or varied by this Agreement (the terms of which Agreement shall prevail in the event of a conflict).

40
JURISDICTION

  This Agreement shall be governed by and construed in all respects in accordance with the laws of England to the non-exclusive jurisdiction of whose courts the Tenant shall be deemed (to the extent necessary) irrevocably to have submitted.

41
OPERATION OF THIS DEED

  This document shall be treated as having been executed and delivered as a deed only upon being dated.

42
STAMP DUTY

  The parties hereto certify that this is an instrument in respect of non-residential property on which stamp duty is not chargeable by virtue of the provisions of section 92 of the Finance Act 2001.

IN WITNESS whereof the parties hereto have signed this document the day and year first above written.

SIGNED by	/s/ SIMON PARKER	)
	for and on behalf of INTERCITY PHARMA LIMITED	) )
SIGNED by	/s/ JOHN LAMBERT	)
	for and on behalf of EVANS VACCINES LIMITED	) )

SCHEDULE 1

Access Criteria

1
The Certificate of Sectional Completion has been issued and a copy delivered to the Tenant together with any accompanying schedule listing Snagging Items.

2
The Tenant has been provided with copies (certified by the Developer's Solicitors as being true full and accurate excluding financial information) of the Building Contract and the appointments of the Professional Team and all Relevant Sub Contracts.

3
That Zones 1 2 and 3 (and adjacent fire corridor) are watertight weatherproof and secure (which for the avoidance of doubt means that all the windows and doors (including the glass therein) the walls, the first floor and the ceiling of Zones 1 2 and 3 have been properly completed in accordance with the provisions of this Agreement.

4
The fire detection system and emergency lighting shall be installed within Zones 1 2 and 3 but will not be commissioned.

5
All drainage from the relevant Zone is connected to the adopted sewers and all drainage works shall be operational and tested.

6
The relevant Zone is in good and clean condition cleared of all unused building materials plant and equipment used in or in connection with the Buildings Works and any temporary structures.

7
The Tenant is provided with full copies of the planning permission for the Building Works comprising the relevant Zone the application therefore the approved plans thereto any reserved matters approval and any variation of the approved plans.

8
The Compound will be levelled and reasonable access provided over the rear service yard area shown hatched black on the Access Drawing.

SCHEDULE 2

Pre-Conditions

1
That all of the Warranties properly executed have been delivered unconditionally to the Tenant's Solicitors.

2
Written confirmation from the Fire Officer that the Building Works comply in all respects with the Fire Regulations.

3
The Tenant is provided with a full copy of the building regulations approval of the Building Works the application therefore the approved plans and confirmation from the Building Control Officer in writing that the Building Works have been completed in accordance with the requirements of the Building Regulations and Building Regulations Approvals.

APPENDIX A

THE FORM OF THE LEASE

APPENDIX B

SPECIFICATION

APPENDIX C

THE FORM OF WARRANTIES

APPENDIX D

STANDARD FORM OF LICENCE FOR ALTERATIONS

APPENDIX E

PLAN

SITE PLAN

ZONE PLAN

APPENDIX F

ACCESS DRAWINGS

APPENDIX G

FORM OF BUILDING CONTRACT

QuickLinks

  Exhibit 10.005
CONTENTS
SCHEDULE 1 Access Criteria
SCHEDULE 2 Pre-Conditions
APPENDIX A THE FORM OF THE LEASE
APPENDIX B SPECIFICATION
APPENDIX C THE FORM OF WARRANTIES
APPENDIX D STANDARD FORM OF LICENCE FOR ALTERATIONS
APPENDIX E PLAN SITE PLAN ZONE PLAN
APPENDIX F ACCESS DRAWINGS
APPENDIX G FORM OF BUILDING CONTRACT